Calculation of Filing Fee Tables
S-3
PLUG POWER INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt Convertible into Equity	Common Stock, par value $0.01 per share	457(a)	125,000,000	$ 2.055	$ 256,875,000.00	0.0001531	$ 39,327.56
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 256,875,000.00		$ 39,327.56
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 39,327.56
Offering Note
[1]	This prospectus supplement relates to the potential resale by the selling stockholder identified in the prospectus supplement of up to 125,000,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable in connection with an unsecured convertible debenture in the aggregate principal amount of $200.0 million. The convertible debenture will be issued to the selling stockholder in a private placement pursuant to that certain Debenture Purchase Agreement (the "Debenture Purchase Agreement"), dated November 11, 2024, between Plug Power Inc. (the "Registrant") and the selling securityholder, subject to the satisfaction of customary closing conditions, including the filing of this prospectus supplement. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the price shown is based upon $2.055, which is the average of the high and low sales price of the Common Stock as reported on the Nasdaq Capital Market on November 7, 2024. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fees for the Registrant's Registration Statement on Form S-3ASR (File No. 333-265488) filed with the Securities and Exchange Commission on June 8, 2022 (the "Registration Statement). This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement. This prospectus supplement also relates to such additional shares of common stock as may be issued in connection with a stock split, stock dividend or similar transaction, pursuant to Rule 416 of the Securities Act.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $256,875,000.00. The prospectus is a final prospectus for the related offering.